Exhibit (d)(4)

NON-TENDER AGREEMENT

This NON-TENDER AGREEMENT (this “Agreement”), dated December 19, 2006, is by and among TELEFONAKTIEBOLAGET LM ERICSSON (publ), a limited liability company under the Swedish Companies Act (“Parent”) and certain stockholders of Redback Networks, Inc., a Delaware corporation (the “Company”) set forth on signature page hereto (each a “Stockholder” and, collectively the “Stockholders”).

WHEREAS, Parent, Maxwell Acquisition Corporation, a Delaware corporation (“Purchaser”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to conduct a tender offer for all of the issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder owns shares of Common Stock (all such shares of Common Stock owned by each Stockholder as of the date hereof, together with any other shares of Common Stock of the Company acquired (whether beneficially or of record) by such Stockholder after the date hereof, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”);

WHEREAS, each Stockholder is an employee of the Company and Parent intends to offer each Stockholder a Parent Compensation Arrangement, which will be approved by the independent directors of Parent’s Remuneration Committee and thereby subject to the non-exclusive safe harbor (the “Safe Harbor”) of Rule 14d-10(a)(2) of the Exchange Act (the “Best Price Rule”);

WHEREAS, in addition to complying with the Safe Harbor in order to ensure that entering into the proposed Parent Compensation Arrangements will not cause the Offer to fail to comply with the Best Price Rule, Parent has required the Stockholders to agree not to tender their Shares into the Offer; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Non-Tender of the Shares. Each Stockholder hereby agrees that it shall not, without the prior written consent of Parent, directly or indirectly,

tender his or her Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act, in any manner, or enter into any agreement, transaction or arrangement that results in such Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

SECTION 2. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions contemplated by Section 1.

SECTION 3. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to any Shares attempted to be tendered into the Offer.

SECTION 4. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time; provided, however, that Sections 5 and 6 shall survive any termination of this Agreement.

SECTION 5. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 6. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Fedex (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on the signature page hereto:

with a copy to:

Redback Networks, Inc.

100 Headquarters Way

San Jose, California 95314

Telephone: (408) 750-5000

Facsimile: (408) 750-5599

Attention: General Counsel

and a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: John Sheridan, Esq.

Facsimile: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler, Esq.

Facsimile: (415) 947-2099

and

If to Parent, to:

TELEFONAKTIEBOLAGET LM ERICSSON (publ)

SE-164 83

Stockholm, Sweden

Telephone: +46 8 719 00 00

Facsimile: +46 8 719 95 27

Attention: Carl Olof Blomqvist

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Attention: John M. Newell, Esq.

Facsimile: 1 (415) 395-8095

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Peter F. Kerman, Esq.

Facsimile: 1 (650) 463-2600

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[Signature Pages Follows]

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

TELEFONAKTIEBOLAGET LM ERICSSON

(publ)

By:     /S/ CARL-HENRIC SVANBERG

Name: Carl-Henric Svanberg

Title: President & Chief Executive Officer

By:     /S/ CARL OLOF BLOMQVIST

Name: Carl Olof Blomqvist

Title: Senior Vice President & General Counsel

Signature Page to Non-Tender Agreement

STOCKHOLDERS

By:     /s/ EBRAHIM ABBASI

Name: Ebrahim Abbasi

Address:

By:     /s/ GEORGES ANTOUN

Name: Georges Antoun

Address:

By:     /s/ THOMAS L. CRONAN, III

Name: Thomas L. Cronan, III

Address:

By:     /s/ ROD W. COUVREY

Name: Rod W. Couvrey

Address:

By:     /s/ SCOTT MARSHAL

Name: Scott Marshall

Address:

By:     /s/ STEPHEN Y. TAM

Name: Stephen Y. Tam

Address:

By:     /s/ SIMON ZARRIN

Name: Simon Zarrin

Address:

Signature Page to Non-Tender Agreement